                                                                      EXHIBIT 12

STILWELL FINANCIAL INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               Three months ended
                                       Year ended December 31,                      March 31,
                           -------------------------------------------------   -----------------
                            1996      1997      1998      1999       2000        2000      2001
                            ----      ----      ----      ----       ----        ----      ----
                                                   (dollars in millions)
Earnings:
---------
  Pretax income,
    excluding equity
    in net earnings
    of unconsolidated
    affiliates             $140.0    $205.0    $263.5    $539.8    $1,131.6     $311.5    $184.6
  Interest expense            6.8      10.4       6.5       5.9         7.7        2.6       5.0
  Portion of rents
    representative of an
    appropriate interest
    factor                    2.8       4.2       5.8       5.8         7.4        1.9       2.2
  Distributed earnings of
    less than 50%
    owned affiliates          3.8       -         -         -           -          -         -
                           ------    ------    ------    ------    --------     ------    ------
  Pretax income, as
    adjusted               $153.4    $219.6    $275.8    $551.5    $1,146.7     $316.0    $191.8
                           ------    ------    ------    ------    --------     ------    ------

Fixed Charges:
--------------
  Interest expense         $  6.8    $ 10.4    $  6.5    $  5.9    $    7.7     $  2.6    $  5.0
  Portion of rents
    representative of an
    appropriate interest
    factor                    2.8       4.2       5.8       5.8         7.4        1.9       2.2
                           ------    ------    ------    ------    --------     ------    ------
    Total fixed charges    $  9.6    $ 14.6    $ 12.3    $ 11.7    $   15.1     $  4.5    $  7.2
                           ------    ------    ------    ------    --------     ------    ------

Ratio of Earnings to
  Fixed Charges             15.98     15.04     22.42     47.14       75.94      70.22     26.64
                           ======    ======    ======    ======    ========     ======    ======
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